To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission April __, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                HEALTH-PAK, INC.
               [Exact Name of Issuer as Specified in its Charter]

Commission File Number: 33-24483-NY

     Delaware                                                 11-2914841
   [State of Incorporation]                 [IRS Employer Ident. No.]

                  2005 Beechgrove Place, Utica, New York 13501
               (Address of principal executive offices) (zip code)

  Independent Contractor Agreement between Health-Pak, Inc. and Arnold Parnell Independent Contractor Agreement between Health-Pak, Inc. and Elena V. Sordia
                             [Full Name of The Plan]

     Mr. Anthony Liberatore, 2005 Beechgrove Place, Utica, New York, NY 13501
                     [Name and Address of Agent for Service]

                         Copy to: B. Bruce Freitag, Esq.
      39 Sackerman Avenue, North Haledon, New Jersey 07508  Tel:(973) 238-1909

                        CALCULATION OF REGISTRATION FEE
     -------------------------------------------------------------------------
                                          Proposed      Proposed
                                          maximum       maximum
                                          offering      aggregate  Amount of
Title of securities     Amount to be      price per     offering   registration
to be registered        registered        share (1)     price (1)
fee

Common Stock         425,000  Shs           $0.50      $212,500      $  73.28
Common Stock (2)     200,000  Shs           $1.00      $200,000      $  68.97
Common Stock (3)     100,000  Shs           $3.00      $300,000       $103.45
Common Stock (4)     100,000  Shs           $5.00      $500,000       $172.41
             --      -------                -----      --------       -------
         Total                                                        $418
------------------------------------------------------------------------------
 (1) Estimated  solely for the purposes of calculating the  Registration Fee
 (2) Shares underlying Warrants  exercisable at $1.00 per share.
 (3) Shares underlying  Warrants  exercisable at $3.00 per share.
 (4) Shares underlying Warrants exercisable at $5.00 per share.
------------------------------------------------------------------------------
Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is effective.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.           Plan Information.

Registrant (sometimes referred to herein as the "Company") has entered into business services consulting agreements with two independent consultants. The first agreement is between the Company and Arnold Parnell (the "Parnell Agreement@) of Los Angeles California dated March 1, 1999. The second agreement is between the Company and Elena V. Sordia (the "Sordia Agreement") of Moscow Russia, also dated March 1, 1999. The Company is registering herein 50,000 shares of it's common stock and 400,000 shares underlying certain warrants exercisable between $1.00 and $5.00 to be issued to Mr. Arnold Parnell and 375,000 shares common stock to Ms. Elena Sordia, all is more fully described here and below.

The Parnell Agreement.

Pursuant to the Parnell Agreement, Mr. Parnell has been engaged as a consultant on an independent contractor basis to develop for the Company an Internet web site in conjunction with the Company's new marketing program www.health-pak.com" in order to allow customers to review Company products, place order and access follow-up customer service directly via the Internet. Under this Agreement, Mr. Parnell is to perform all necessary software and network design and development and assist management in establishing the site, including "trouble-shooting" and de-bugging services after the site is functional. Mr. Parnell will also provide such other related services as may be reasonably requested by management in connection with development and implementation of this new Internet marketing service.

     The Parnell Agreement is for the period March 1, 1999 through November 30, 1999. Mr. Parnell has agreed to devote up to 40% of his time to the Company's Internet Marketing Project.


As compensation for the services to be provided, Parnell has agreed that in lieu of cash payment the Company shall issue him the following securities:

     1. 50,000 shares of the Company's common stock, which shares are being registered hereunder; plus


     2. 200,000 common stock purchase warrants each entitling the holder to purchase one (1) shares of the Company's common stock at a price of $1.00 per share (the "Class A Warrants"), with the shares of common stock underlying the Class A Warrants being registered hereunder; plus



     3. 100,000 common stock purchase warrants each entitling the holder to purchase one (1) shares of the Company's common stock at a price of $3.00 per share (the "Class B Warrants"), with the shares of common stock underlying the Class B Warrants being registered hereunder; plus.


     4. 100,000 common stock purchase warrants each entitling the holder to purchase one (1) shares of the Company's common stock at a price of $5.00 per share (the "Class C Warrants"), with the shares of common stock underlying the Class C Warrants being registered hereunder


The foregoing warrants are all exercisable during the one-year period commencing on the date of the Parnell Agreement and ending February 28, 2000 after which date the rights represented thereby will terminate and the warrants will be of no further value.

The terms of the Parnell Agreement require the Company to prepare and file this Registration Statement on Form S-8 in order to register the above referenced shares and the shares underlying the warrants.

The Sordia Agreement.

Pursuant to the Sordia Agreement, Ms. Sordia has been engaged as a consultant on an independent contractor basis to develop markets and generally to represent as its attorney within the country of the Russian Federation. Ms. Sordia, who is a licensed practicing attorney in the Russian Federation, shall provide on an "as needed" basis, general legal advisory services, research, including market research and representative services in connection with the offer and sale of the Company's products in the Russian Federation. Ms. Sordia will also assist management in establishing a market for its products within the Russian Federation and provide such additional services as may be reasonably requested by the Company.

     The Sordia Agreement is for the one year period commencing March 1, 1999 through February 28, 2000. Ms. Sordia has agreed to devote up to 40% of her time to the Company's needs.


As compensation for the services to be provided, Ms. Sordia has agreed that in lieu of cash payment the Company shall issue her 375,000 shares of the Company's common stock, which shares are being registered hereunder.

The Sordia Agreement require the Company to prepare and file this Registration Statement on Form S-8 in order to register the above referenced shares.

Item 2.      Registrant Information and Employee Plan Annual Information.

Registrant shall provide the Consultants, without charge, upon their written or oral requests, the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement. Registrant shall also provide to Consultants, without charge upon their oral or written request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b). All such requests shall be directed to Registrant at it principal offices at 2005 Beechgrove Place, Utica, NY 13504, telephone (315) 724-8370.







PART II.          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the period ended May 31, 1998;

         (b) Quarterly Reports on Form 10-QSB for the fiscal quarters ended August, 31, 1998 and November 30, 1998;

         (c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock (i) have equal and ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per Share on all matters which shareholders may vote at all meetings of shareholders. All shares of Common Stock outstanding are fully paid for and non-assessable and all Shares that are part of this Offering, when issued, will be fully paid for and non-assessable.

Since its inception, the Company has not paid any cash dividend on its Common Stock and anticipates that it will not pay cash dividends in the foreseeable future.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.
Item 5. Interest of Named Experts and Counsel.

            Not Applicable.
Item 6.  Indemnification of Officers and Directors.

There is no charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law Section 145, Registrant may indemnify its directors, officers, employees against liabilities which they may incur in their capacity as such.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons aced in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the By-Laws of the Company state that the indemnification provisions of Section 145 of the Delaware Corporation Code shall be utilized to the fullest extent permitted.

Item 7.  Exemption From Registration Claimed.

                  Not Applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference
Exhibit No.                                           Title

         5.                             Opinion  of B. Bruce  Freitag,  Esq.
                                         regarding   the   legality   of  the
                                         securities registered.

         10 (a).                      Consulting Agreement with Arnold Parnell;

         10(b).                       Consulting Agreement with Elena Sordia;

         24. Consent of B. Bruce Freitag, Esq., counsel to Registrant, to the use of his opinion with respect to the legality of the securities being registered hereby - included in
                                       Exhibit 5.


Item 9.  Undertakings.

a.   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Utica, State of New York on the 9th day of April, 1999.

                                                     Health-Pak, Inc.
                                  (Registrant)


By:_/s/Anthony Liberatore________   By: _/s/Michael Liberatore______________
     Anthony Liberatore, President                  Michael Liberatore, Chief
     And Chief Executive Officer                     Financial Officer


Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

         Signatures                         Title                      Date

_/s/Anthony Liberatore__    President, Chief Executive            April 9, 1999
Anthony Liberatore          Executive Officer & Director

_/s/Michael Liberatore_     Chief Financial Officer, Secretary    April 9, 1999
Michael Liberatore          Treasurer & Director

_/s/William Meola____            Director                         April 9,1999



















                                  Exhibit 10(a)

         Consulting Agreement between Registrant and Arnold Parnell

                        INDEPENDENT CONTRACTOR AGREEMENT
                               To Health-Pak, Inc.

     AGREEMENT, dated March 1, 1999, between Health-Pak, Inc. of 2005 Beechgrove Place, Utica, NY 13504 (hereinafter "the Corporation") and Mr. Arnold Parnell of 5959 Century Blvd. #525, Los Angeles, CA 90045 (hereinafter "the Independent Contractor").



   Now, therefore, the parties hereto agree as follows:

   1. EMPLOYMENT. The Corporation shall employ the Independent Contractor, and the Independent Contractor shall serve the Corporation upon the terms and conditions hereinafter set forth.

   2. TERM AND EXTENSION. The employment of the Independent Contractor hereunder shall commence on March 1, 1999 and shall continue to and including November 30, 1999.

   3. DUTIES. During the period or periods of his employment hereunder, the Independent Contractor shall serve the Corporation and shall perform any and all general Internet marketing services, respective software and network design and development and other related services required or requested in connection with their business. Within the limitations hereinabove provided, the Independent Contractor will render such other advisory services in connection with the Internet marketing services of the Corporation as may be requested from time to time by the officers or directors of the Corporation, without further compensation other than that for which provision is made in this Agreement.

   4. TIME REQUIREMENTS. The Independent Contractor shall devote during the period ending November 30, 1999 not more than 40% of his entire time, energy, and skill to the duties of his employment hereunder and shall periodically, or at any time upon the request of the Corporation, submit data as to the time performed.

   5. COMPENSATION. The Corporation shall pay to the Independent Contractor for his services in shares of its stock amounting to 50,000 (fifty thousand) free trading shares of common stock of the Company during the period of his employment hereunder. In addition to the said compensation the Company shall award the Contractor options to buy its common stock as follows: 200,000 (two hundred thousand) shares at the price of $1 (one dollar per share), 100,000 (one hundred thousand) shares at the price of $3 (three dollars) per share and 100,000 (one hundred thousand) shares at the price of $5 (five dollars) per share. Such options are fully transferable would become effective upon signing of this agreement and expiration date for such options is hereby set at 11:59 PM on February 28, 2000.

   The securities issueable to Consultant hereunder are accepted in lieu of cash payments for consulting services to be rendered by Consultant specified herein. Consultants acceptance of such securities in lieu of cash payments is expressly contingent upon the Company registering the shares of common stock pursuant to an S-8 Registration Statement, or such other short form registration statement authorized by the Securities and Exchange Commission for the registration of securities payable to a consultant.

   6. INDEMNIFICATION AND HOLD HARMLESS PROVISION. The Independent Contractor agrees hereby to indemnify and hold harmless the Corporation from any and all claims by the Independent Contractor which may arise out of and in the course of the performance of his duties hereunder. Any and all claims for unemployment benefits and or claims for workers' compensation benefits are hereby expressly waived by the within Independent Contractor who agrees to maintain separate policies of liability, health, and accident insurance as may be necessary or required by the Corporation in connection with the performance of its duties herein.

   7. RELATIONSHIP BETWEEN PARTIES. The Independent Contractor is employed by the Corporation only for the purposes and to the extent set forth in this Agreement, and his relation to the Corporation shall, during the period or periods of his employment and services hereunder, be that of an independent contractor. The Independent Contractor shall be free to dispose of such portion of his entire time, energy, and skill during regular business hours as he is not obligated to devote hereunder to the Corporation in such manner as he sees fit and to such persons, firms, or corporations as he deems advisable. The Independent Contractor shall not be considered as having an employee status or as being entitled to participate in any plans, arrangements, or distributions by the Corporation pertaining to or in connection with any insurance, pension, stock, bonus, profit-sharing, or similar benefits for their regular employees.

   8. PROFESSIONAL RESPONSIBILITY. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by the Independent Contractor in accordance with his independent and professional judgment. The Independent Contractor shall perform his services in a good and workmanlike manner and in accordance with generally accepted sales and marketing practices.

   9. ENTIRE AGREEMENT. The text within Agreement shall be construed in accordance with New York (State) law and shall constitute the entire Agreement between the parties. In witness whereof, Mr. Anthony Liberatore has caused this Agreement to be executed in its corporate name by its corporate officers, and Mr. Arnold Parnell, the Independent Contractor hereunder, has set his hand, as of this day and year first above written.

   Health-Pak, Inc.

   /s/_Anthony Liberatore________
   By Anthony Liberatore, President


   _/s/ Arnold Parnell___________

                                  Exhibt 10(b)

      Consulting Agreement between Health-Pak, Inc. and Elena Sordia

                        INDEPENDENT CONTRACTOR AGREEMENT
                               To Health-Pak, Inc.

   AGREEMENT,  dated  March 1,  1999,  1999  between  Health-Pak,  Inc.  of 2005
   Beechgrove Place, Utica, NY 13504 (hereinafter "the Corporation") and Mrs. Elena V. Sordia, Attorney at Law, of 31 Skolkovskoe Shosse, Moscow 121353, Russia (hereinafter "the Independent Contractor").

   Now, therefore, the parties hereto agree as follows:

   1. EMPLOYMENT. The Corporation shall employ the Independent Contractor, and the Independent Contractor shall serve the Corporation upon the terms and conditions hereinafter set forth.

   2. TERM AND EXTENSION. The employment of the Independent Contractor hereunder shall commence on March 1, 1999 and shall continue to and including March 1, 2000.

   3. DUTIES. During the period or periods of her employment hereunder, the Independent Contractor shall serve the Corporation and shall perform on the territory of Russian Federation and the CIS any and all general legal advisory, research and litigation as well as marketing research and representation services required or requested in connection with their business. Within the limitations hereinabove provided, the Independent Contractor will render on the territory of Russian Federation such other legal advisory, document preparation and litigation services in connection with the marketing services of the Corporation as may be requested from time to time by the officers or directors of the Corporation, without further compensation other than that for which provision is made in this Agreement.

   4. TIME REQUIREMENTS. The Independent Contractor shall devote during the period ending March 1, 2000 not more than 40% of her entire time, energy, and skill to the duties of her employment hereunder and shall periodically, or at any time upon the request of the Corporation, submit data as to the time performed.

   5. COMPENSATION. The Corporation shall pay to the Independent Contractor for her services in shares of its stock amounting to 375,000 (three hundred seventy five thousand) free trading shares of common stock of the Company during the period of her employment hereunder.

   The securities issueable to Consultant hereunder are accepted in lieu of cash payments for consulting services to be rendered by Consultant specified herein. Consultants acceptance of such securities in lieu of cash payments is expressly contingent upon the Company registering the shares of common stock pursuant to an S-8 Registration Statement, or such other short form registration statement authorized by the Securities and Exchange Commission for the registration of securities payable to a consultant.

   6. INDEMNIFICATION AND HOLD HARMLESS PROVISION. The Independent Contractor agrees hereby to indemnify and hold harmless the Corporation from any and all claims by the Independent Contractor which may arise out of and in the course of the performance of her duties hereunder. Any and all claims for unemployment benefits and or claims for workers' compensation benefits are hereby expressly waived by the within Independent Contractor who agrees to maintain separate policies of liability, health, and accident insurance as may be necessary or required by the Corporation in connection with the performance of its duties herein.

   7. RELATIONSHIP BETWEEN PARTIES. The Independent Contractor is employed by the Corporation only for the purposes and to the extent set forth in this Agreement, and her relation to the Corporation shall, during the period or periods of her employment and services hereunder, be that of an independent contractor. The Independent Contractor shall be free to dispose of such portion of her entire time, energy, and skill during regular business hours as she is not obligated to devote hereunder to the Corporation in such manner as she sees fit and to such persons, firms, or corporations as she deems advisable. The Independent Contractor shall not be considered as having an employee status or as being entitled to participate in any plans, arrangements, or distributions by the Corporation pertaining to or in connection with any insurance, pension, stock, bonus, profit-sharing, or similar benefits for their regular employees.

   8. PROFESSIONAL RESPONSIBILITY. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of services by the Independent Contractor in accordance with her independent and professional judgment. The Independent Contractor shall perform her services in a good and workmanlike manner and in accordance with generally accepted sales and marketing practices.

   9. ENTIRE AGREEMENT. The text within Agreement shall be construed in accordance with New York (State) law and shall constitute the entire Agreement between the parties. In witness whereof, Mr. Anthony Liberatore has caused this Agreement to be executed in its corporate name by its corporate officers, and Mrs. Elena V. Sordia, the Independent Contractor hereunder, has set her hand, as of this day and year first above written.

   Health-Pak, Inc.

   _/s/Anthony Liberatore________
       By: Anthony Liberatore





 /s/Elena Sordia_______________
   By: Elena  Sordia